Exhibit 10.1

STRATEGIC ADVISOR AGREEMENT

This Strategic Advisor Agreement (the “Agreement”) is entered into as of October [●], 2025, by and between Agriforce Growing Systems, Ltd., a corporation incorporated and organized under the laws to the Province of British Columbia with its principal place of business at 800-525 WEST 8TH AVENUE, VANCOUVER, British Columbia, Canada, V5Z 1C6 (“Company”), and [●] (“Advisor”). Company and Advisor are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, prior to the effectiveness of this Agreement, the Company will enter into a private investment in public equity (“PIPE”) financing (the “Transaction”);

WHEREAS, upon the closing of the Transaction (the “Effective Date”), the Company will adopt a treasury policy under which Avalanche’s AVAX digital token will constitute the principal holding in the Company’s balance-sheet reserves and the net proceeds of the Transaction (after customary costs and expenses) will primarily be used to acquire additional AVAX, and fund and support the Digital Asset Treasury strategy; and

WHEREAS, Advisor is a leader in and knowledgeable about the digital asset industry and financial advisory, asset management and technology sectors;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the Parties agree as follows:

1.	Engagement

1.1 Services. Advisor agrees to provide strategic advisory services to Company as described in Schedule A attached hereto (the “Services”).

1.2 Independent Contractor. Advisor shall perform the Services as an independent contractor and not as an employee, agent, or partner of Company. Nothing in this Agreement shall be construed to create a joint venture, partnership, or agency relationship between the Parties.

2.	Term and Termination

2.1 Term. This Agreement shall commence on the Effective Date and shall continue for an initial period of one (1) year (the “Initial Term”) and, after the Initial Term, will automatically renew for up to two (2) successive one (1) year periods (each, a “Renewal Term”), unless either Party provides written notice of its intent not to renew at least thirty (30) days prior to the start of the applicable Renewal Term.

2.2 Termination for Cause. Either Party may terminate this Agreement (a) upon thirty (30) days’ prior written notice to the other Party in the event of a material breach that remains uncured at the end of such thirty (30)-day period or (b) immediately upon written notice to the other Party in the event of willful misconduct, gross negligence, or fraud by such other Party or any allegation thereof.

2.3 Effect of Termination for Cause. Upon termination of this Agreement, Advisor shall cease providing the Services, and Company shall pay Advisor any fees due and payable under this Agreement up to the effective date of termination.

3.	Compensation

3.1 Compensation. Company shall pay Advisor the compensation set forth in Schedule B attached hereto (the “Compensation”).

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4.	Confidentiality

4.1 Confidential Information. “Confidential Information” Means non-public information regarding the disclosing Party’s business affairs, products, services, confidential intellectual property, trade secrets, third-party confidential information and other sensitive or proprietary information, whether orally or in visual, written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as “confidential.”

4.2 Exclusions. Confidential Information does not include information that: (a) is or becomes publicly available without breach of this Agreement; (b) was known to the receiving Party prior to disclosure; (c) is independently developed by the receiving Party without use of or reference to the disclosing Party’s Confidential Information; or (d) is disclosed pursuant to legal or regulatory requirements, provided, however in the case of clause (d), the disclosing Party shall disclose no more than that portion of the Confidential Information which, on the advice of the receiving Party’s legal counsel, such legal or regulatory requirement specifically requires the receiving Party to disclose.

4.3 Treatment of Confidential Information. Each Party shall: (A) protect and safeguard the confidentiality of the disclosing Party’s Confidential Information with at least the same degree of care as the receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (B) not use the disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to perform its obligations under this Agreement; and (C) not disclose any such Confidential Information to any person or entity, except to the receiving Party’s representatives who need to know the Confidential Information to assist the recipient, or act on its behalf, to exercise its rights or perform its obligations under this Agreement. The recipient shall be responsible for any breach of this Section 4.3 caused by any of its representatives. On the expiration or termination of the Agreement, the receiving Party and its representatives shall promptly return to the disclosing Party all copies, whether in written, electronic or other form or media, of the disclosing Party’s Confidential Information, or destroy all such copies and certify in writing to the disclosing Party that such Confidential Information has been destroyed.

4.4 Survival. The obligations under this Section 4 shall survive the termination or expiration of this Agreement for a period of two (2) years.

5.	Limitation of Liability

5.1 Liability Cap. Each Party’s total liability under this Agreement, whether in contract, tort, or otherwise, shall be limited to the total Compensation paid under this Agreement provided, however, any liability resulting from the gross negligence or willful misconduct of a Party shall not be limited.

5.2 Exclusion of Consequential Damages. Neither Party shall be liable to the other Party for any indirect, incidental, consequential, special, or punitive damages, including loss of profits or revenue, arising out of or related to this Agreement, even if advised of the possibility of such damages.

6.	Representations and Warranties

6.1 Mutual Representations. Each Party represents and warrants to each other that: (a) it has the full right, power, and authority to enter into and perform its obligations under this Agreement; and (b) its performance under this Agreement will not violate any applicable laws or regulations.

6.2 Disclaimer. Except as expressly set forth in this Agreement, Advisor makes no warranties, express or implied, including any warranties of merchantability, fitness for a particular purpose, or non-infringement.

6.3 Investor Status. The Advisor represents that it is either: (i) an “accredited investor” as defined in Rule 506(d) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) or (ii) a “qualified institutional buyer” as defined in Rule 144A(a)(1) under the Securities Act. The Advisor hereby represents that neither it nor any of its Rule 506(d) Related Parties (as defined below) is a “bad actor” within the meaning of Rule 506(d) promulgated under the Securities Act. For purposes of this Agreement, “Rule 506(d) Related Party” shall mean a person or entity covered by the “Bad Actor disqualification” provision of Rule 506(d) of Regulation D under the Securities Act.

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7.	Miscellaneous

7.1 Non-Competition. Advisor agrees for the Term and for six months following the termination or expiration of this Agreement, Advisor will not act in a similar role or perform similar Services to those specified in this Agreement for a competing digital asset treasury strategy project or company.

7.2 Use of Advisor. The Advisor expressly authorizes the Company, and its affiliates to reference and display the Advisor’s name, title, likeness, and biographical information in marketing, investor-relations, and public-relations materials relating to the Digital Asset Treasury strategy, AVAX, and this Agreement, provided that any such use shall not be materially inaccurate or misleading.

7.3 Governing Law and Dispute Resolution. This Agreement shall be governed by the laws of the State of New York. Any claim, dispute, or controversy (“Claim”) arising out of or relating to this Agreement or the relationships among the Parties hereto shall be resolved by one arbitrator through binding arbitration conducted in accordance with the expedited procedures set forth in the JAMS Comprehensive Arbitration Rules and Procedures (the “Rules”) as those Rules exist on the Effective Date of this Agreement, including Rules 16.1 and 16.2 of those Rules. The arbitrator’s decision shall be final, binding, and non-appealable. Judgment upon the award may be entered and enforced in any court having jurisdiction. This clause is made pursuant to a transaction involving interstate commerce and shall be governed by the Federal Arbitration Act. Neither Party shall sue the other Party other than as provided herein or for enforcement of this clause or of the arbitrator’s award; any such suit may be brought only in a Federal District Court or a Delaware state court. The arbitrator, and not any federal, state, or local court, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, unconscionability, arbitrability, enforceability, or formation of this Agreement including any claim that all or any part of the Agreement is void or voidable.

7.4 Entire Agreement. This Agreement, including its Schedules, constitutes the entire Agreement between the Parties and supersedes all prior agreements, understandings, and communications, whether written or oral, relating to the subject matter hereof.

7.5 Amendments. This Agreement may only be amended in writing signed by both Parties.

7.6 Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, except in connection with a merger, acquisition, or sale of substantially all of its assets or to a wholly-owned subsidiary.

7.7 Notices. All notices under this Agreement shall be in writing and delivered to the addresses set forth above by certified mail, courier, or email (with confirmation of receipt).

7.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth above.

COMPANY:

Agriforce Growing Systems, Ltd.

By:
Name:	Jolie Kahn
Title:	Chief Executive Officer
Date:

ADVISOR:

By:
Name:
Date:

[Signature Page to Strategic Advisor Agreement]

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